Exhibit 99.1

TIB FINANCIAL CORP. REPORTS 22% INCREASE IN FIRST QUARTER 2005
NET INCOME; LOAN & DEPOSIT GROWTH CONTINUES TO
ACCELERATE

NAPLES, Fla. April 25 – TIB Financial Corp. (Nasdaq: TIBB), the leading independent community banking company serving the greater Naples-Fort Myers area and the Florida Keys, today reported first quarter 2005 net income of $1.55 million, an increase of 22% over $1.27 million reported for the quarter ended March 31, 2004. On a per diluted share basis, earnings were $0.26 for the first quarter of 2005 and $0.27 for the first quarter of 2004 due to the issuance in April 2004 of 1.15 million new common shares.

“Last year’s highly successful stock offering generated the capital necessary to fuel our expansion strategy in southwest Florida. As evidenced by the healthy rise in first quarter earnings, growth in loans and deposits continues to accelerate ahead of our expectations,” said Edward V. Lett, Chief Executive Officer and President of TIB Financial. “Credit quality remains excellent and we continue to see tremendous growth opportunities in our newer southwest Florida markets as well as our traditional base in the Florida Keys.”

“Customers in the high-growth Naples-Fort Myers area are rapidly discovering what our customers in the Florida Keys have known for years – that TIB is the local community bank of choice,” Lett said. “Our focus on providing superior customer service is filling a much needed void in our local markets, which are still feeling the effects of big bank mergers and acquisitions. We are delighted with the response of our new customers.”

The increase in net income for the first quarter of 2005 over the respective prior-year period resulted primarily from a 26% increase in net interest income from $6.83 million a year ago to $8.61 million in the current quarter. The net interest margin on a tax equivalent basis for the three months ended March 31, 2005 was 4.40%, compared with 4.64% for the three months ended December 31, 2004 and 4.50% for the three months ended March 31, 2004.

Non-interest income, which includes real estate fees, credit card fees and other operating income totaled $3.39 million for the first quarter of 2005, representing a 3.7% increase from $3.27 million for the first quarter of 2004. The increase in non-interest income was primarily attributable to the growth in merchant bankcard processing income.

Non-interest expense for the first quarter of 2005 was $9.05 million, compared with $7.79 million for the first quarter of 2004. The increase in non-interest expense is primarily attributable to expenses associated with increased regulatory compliance and the Company’s ongoing expansion activities in the Southwest Florida market, which included the addition of two new branch offices and several key senior staff personnel.

Credit quality remained solid during the first quarter of 2005. As of March 31, 2005, the allowance for loan losses totaled $6.54 million, or 0.91% of total loans and 1,673% of non-performing loans. These figures compare with 0.97% and 1,107%, respectively, as of March 31, 2004. Annualized net charge-offs represented 0.17% of average loans for the quarter ended March 31, 2005 and 0.18% for the quarter ended March 31, 2004.

Total assets increased more than 32% to $939.3 million as of March 31, 2005, compared with $710.6 million a year ago. On a quarter over quarter basis, total assets increased more than 13%, which is reflective of the company’s solid organic growth since December 31, 2004. Total loans grew more than 30% to $717.2 million as of March 31, 2005, versus $549.6 million a year ago. Total deposits increased more than 29% to $799.3 million as of March 31, 2005, compared with $617.4 million a year ago.

As of March 31, 2005, average fully diluted common shares outstanding were 5,866,099, compared with 4,659,394 a year ago. Book value per common share as of March 31, 2005 was $11.96 per share. Tangible book value per common share as of March 31, 2005 was $11.71 per share. Total shareholders’ equity as of March 31, 2005 was $68.3 million.

During the first quarter of 2005, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $.1150 per share on its common stock. The cash dividend was paid on April 10, 2005 to all TIB Financial Corp. common shareholders of record as of March 31, 2005. This cash dividend, when annualized, represents $0.46 per share.

The company also announced that it has set Tuesday, April 26, 2005 as the date for its Annual Meeting of Shareholders. The meeting will be held at 10 a.m. (local time) at the Naples Beach Hotel, 851 Gulf Shore Boulevard North, Naples, Florida 34102. The record date for determining shareholders entitled to vote at the meeting was February 28, 2005.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with more than $939 million in total assets and 16 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The Company’s stock is traded on The Nasdaq Stock Market under the symbol TIBB.

TIB Financial, through its wholly owned subsidiary TIB Bank, serves the personal and commercial banking needs of local residents and businesses in their market areas. The Bank’s experienced bankers are local community leaders who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, visit www.tibbank.com.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President; David P. Johnson, Executive Vice President and Chief Financial Officer; or Clay W. Cone, Senior Vice President, Director of Corporate Communications at (239)263-3344.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB Financial Corp. and Subsidiaries
Unaudited
Consolidated Statements of Income

	For the Quarter Ended
(in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2005	2004	2004	2004	2004

Interest and dividend income	$12,346	$11,351	$10,528	$9,819	$9,218
Interest expense	3,732	3,135	2,747	2,458	2,390

Net interest income	8,614	8,216	7,781	7,361	6,828

Provision for loan losses	586	966	471	649	369

Non-interest income:
Service charges on deposit accounts	608	646	619	637	644
Investment securities gains, net	—	3	7	52	44
Merchant bankcard processing income	1,896	1,242	1,221	1,534	1,760
Fees on mortgage loans sold	492	446	363	645	398
Other income	398	479	433	463	427

Total non-interest income	3,394	2,816	2,643	3,331	3,273

Non-interest expense:
Salaries & employee benefits	4,212	3,931	3,699	3,614	3,442
Net occupancy expense	1,276	1,439	1,212	1,191	1,122
Other expense	3,565	2,683	3,013	3,348	3,230

Total non-interest expense	9,053	8,053	7,924	8,153	7,794

Income before income tax expense	2,369	2,013	2,029	1,890	1,938

Income tax expense	822	682	692	633	665

NET INCOME	$1,547	$1,331	$1,337	$1,257	$1,273

BASIC EARNINGS PER SHARE:	$0.27	$0.23	$0.24	$0.23	$0.29

DILUTED EARNINGS PER SHARE:	$0.26	$0.23	$0.23	$0.22	$0.27

Selected Financial Data (Dollars in thousands)

Selected Ratios and Statistics	As Of or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2005	2004	2004	2004	2004

Real estate mortgage loans:
Commercial	$393,362	$351,346	$338,198	$329,542	$293,733
Residential	70,490	67,204	64,624	61,461	58,339
Farmland	4,825	4,971	4,924	3,347	3,386
Construction and vacant land	67,552	49,815	41,510	36,972	40,552
Commercial and agricultural loans	57,647	64,622	62,851	57,934	62,129
Indirect auto dealer loans	98,633	91,890	83,680	76,821	66,800
Home equity loans	14,637	13,856	12,259	13,822	13,672
Other consumer loans	10,075	9,817	10,248	10,454	11,034

Total loans	$717,221	$653,521	$618,294	$590,353	$549,645

Gross loans	719,285	$655,678	$620,333	$592,459	$551,568

Net loan charge-offs	$288	$812	$188	$190	$238
Allowance for loan losses	$6,541	$6,243	6,089	$5,806	$5,347
Allowance for loan losses/total loans	0.91%	0.96%	0.98%	0.98%	0.97%
Non-performing loans	$391	$704	$1,174	$1,250	$483
Allowance for loan losses/non-performing loans	1,672.89%	886.79%	518.65%	464.48%	1,107.04%
Non performing loans/gross loans	0.05%	0.11%	0.19%	0.21%	0.09%

Interest bearing deposits:
NOW accounts	$89,055	$92,402	$83,835	$75,071	$75,807
Money market	169,391	146,009	127,376	134,216	132,622
Savings deposits	48,783	46,231	47,247	43,223	43,716
Time deposits	307,040	251,182	245,953	226,491	214,400
Non-interest bearing deposits	185,012	152,035	133,888	145,393	150,888

Total deposits	$799,281	$687,859	$638,299	$624,394	$617,433

Net interest margin	4.40%	4.64%	4.58%	4.49%	4.50%
Return on average assets	0.72%	0.67%	0.70%	0.69%	0.76%
Return on average equity	9.20%	7.83%	8.06%	8.31%	12.04%
Non-interest expense/net interest income and non-interest income	75.39%	73.00%	76.02%	76.25%	77.16%

Average diluted shares	5,866,099	5,845,224	5,806,733	5,597,842	4,659,394
End of quarter shares outstanding	5,706,939	5,679,239	5,672,202	5,657,957	4,489,064

Average balances and quarterly yield (Dollars in thousands)

	Quarter Ended			Quarter Ended
	March 31, 2005			March 31, 2004
	Average			Average
	Balances	Interest*	Yield*	Balances	Interest*	Yield*

Loans	$686,418	$11,312	6.68%	$546,516	$8,602	6.33%
Investments	77,702	875	4.57%	52,093	640	4.94%
Interest bearing deposits	633	4	2.56%	589	1	0.51%
Federal Home Loan Bank stock	2,555	27	4.29%	1,879	16	3.34%
Fed funds sold	34,348	209	2.47%	16,225	38	0.94%

Total interest earning assets	801,656	12,427	6.29%	617,302	9,297	6.06%

Non-interest earning assets	73,775			59,785

Total assets	$875,431			$677,087

Interest bearing deposits	$581,151	3,101	2.16%	$443,662	1,892	1.72%
Advances and borrowings	57,022	631	4.49%	53,359	498	3.75%

Total interest bearing liabilities	638,173	3,732	2.37%	497,021	2,390	1.93%

Non-interest bearing liabilities	169,080			137,777
Shareholders’ equity	68,178			42,289

Total liabilities and shareholders’ equity	$875,431			$677,087

Net interest income and spread		$8,695	3.92%		$6,907	4.13%

Net interest margin			4.40%			4.50%

* Presented on a fully tax equivalent basis.